Free Writing Prospectus (To the Prospectus dated February 10, 2009, and the Prospectus Supplement dated February 10, 2009)	Filed Pursuant to Rule 433 Registration No. 333-145845 May 15, 2009

Knock-Out Buffered Super Track Notes due May 28, 2010 Medium-Term Notes, Series A, No. E-3294-3297

Terms used in this free writing prospectus are described or defined in the prospectus supplement. The Knock-Out Buffered Super Track Notes (the “Notes”) offered will have the terms described in the prospectus supplement and the prospectus, as supplemented by this free writing prospectus. THE NOTES DO NOT GUARANTEE ANY RETURN OF PRINCIPAL AT MATURITY.

Each Reference Asset below is in the form of a linked share and represents a separate Note offering. The purchaser of a Note will acquire a senior unsecured debt security linked to the performance of a single linked share (not a basket or index of linked shares). The following terms relate to each separate Note offering:

•	Issuer: Barclays Bank PLC (Rated AA-/Aa3‡)

•	Issue Date: May 29, 2009‡‡

•	Initial Valuation Date: May 26, 2009‡‡

•	Final Valuation Date: May 25, 2010‡‡‡

•	Maturity Date: May 28, 2010‡‡‡

•	Denominations: Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	Initial Price: The closing price of the Reference Asset on the Initial Valuation Date as set forth in the table below

•	Final Price: The closing price of the Reference Asset on the Final Valuation Date

•	Payment at Maturity: For each Note offering, if you hold your Notes to maturity, you will receive a cash payment determined as follows:

If the closing price of the linked share is above the knock-out barrier on any day between the initial valuation date and the final valuation date, inclusive, you will receive at maturity a cash payment equal to (a) the principal amount of your Notes plus (b) the principal amount multiplied by the knock-out rebate.

If the closing price of the linked share is at or below the knock-out barrier at all times between the initial valuation date and the final valuation date, inclusive, and:

•

if the final price is greater than the initial price, you will receive a cash payment that provides you with a return per $1,000 principal amount Note equal to the Reference Asset Return. Accordingly, if the Reference Asset Return is positive and does not exceed 40%, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 x (Reference Asset Return)]

•	if the Reference Asset Return is less than or equal to 0% and equal to or greater than the negative buffer percentage, you will receive the principal amount of your Notes; and

•

if the Reference Asset Return is less than the negative buffer percentage, you will receive, at our election, either (1) the number of whole shares that, when multiplied by the final price, is equal to the cash amount described in (2) below (the “Physical Delivery Amount”) (plus any fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price), or (2) a cash payment equal to (a) the principal amount of your Notes plus (b) the principal amount multiplied by the sum of (i) the Reference Asset Return and (ii) the buffer percentage. Accordingly, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 x (Reference Asset Return + Buffer Percentage)]

If the knock-out barrier has not been breached and the linked share declines by more than the buffer percentage, you will lose 1% of the principal amount of your Notes for every 1% that the Reference Asset Return falls below the negative buffer percentage. You may lose up to the Protection Percentage of your initial investment. *

*	Assuming the physical delivery option is not elected.

For more information relating to the Physical Delivery Amount, see “Selected Purchase Considerations—Physical Delivery Amount” below.

•	Reference Asset Return: For each Note offering, the performance of the Reference Asset from the Initial Valuation Date to the Final Valuation Date, calculated as follows:

Final Price – Initial Price

Initial Price

•	Calculation Agent: Barclays Bank PLC

•	Business Day: New York

The terms of each Note are as follows:

Note Issuance #	Reference Asset (each a “linked share”)	Initial Price	Ticker Symbol	Principal Amount	Knock-out Barrier*	Knock-out Rebate	Buffer Percentage	Protection Percentage	CUSIP/ISIN
E-3294	General Electric Company	TBD	GE	TBD	[—], initial price multiplied by 140%	9.50%	20%	80%	06739J DT7/ US06739JDT79
E-3295	JPMorgan Chase & Co.	TBD	JPM	TBD	[—], initial price multiplied by 140%	7.50%	20%	80%	06739JDU4/ US06739JDU43
E-3296	Dell Inc.	TBD	DELL	TBD	[—], initial price multiplied by 140%	7.00%	20%	80%	06739JDV2/ US06739JDV26
E-3297	Peabody Energy Corporation	TBD	BTU	TBD	[—], initial price multiplied by 140%	14.00%	20%	80%	:06739JDW0/ US06739JDW09

‡	The Notes are expected to carry the same rating as the Medium-Term Notes Program, Series A, which is rated AA- by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc, and will be rated Aa3 by Moody’s Investor Services, Inc. The rating is subject to downward revision, suspension or withdrawal at any time by the assigning rating organization. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked), and (2) is not a recommendation to buy, sell or hold securities.
‡‡	Expected. In the event that we make any change to the expected Initial Valuation Date and the Issue Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of each such Note remains the same.
‡‡‡	Subject to postponement in the event of a market disruption as described under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.
*	Actual Knock-Out Barrier will be set on the Initial Valuation Date.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-3 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Note Issuance #	Reference Asset	Price to Public		Agent’s Commission		Proceeds to Barclays Bank PLC
		Per Note	Total	Per Note	Total	Per Note	Total
E-3294	General Electric Company	100%
E-3295	JPMorgan Chase & Co.	100%
E-3296	Dell Inc.	100%
E-3297	Peabody Energy Corporation	100%

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated February 10, 2009, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

GENERAL TERMS FOR EACH NOTES OFFERING

This free writing prospectus relates to separate Note offerings, each linked to a different Reference Asset (each, a “Linked Share”). The purchaser of a Note will acquire a security linked to a single Linked Share (not to a basket or index of linked shares) identified on the cover page. You may purchase any one of the Notes being offered or, at your election, more than one. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although each Note offering relates only to the individual Linked Share identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to any of those linked shares or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus and the prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. The prospectus and the prospectus supplement may be accessed on the SEC website at www.sec.gov as follows:

Prospectus dated February  10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

Prospectus Supplement dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023309/d424b3.htm

PROGRAM CREDIT RATING

The Notes are issued under the Medium-Term Notes Program, Series A (the “Program”). The Notes are expected to carry the rating of the Program, which is rated AA- by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”), and will be rated Aa3 by Moody’s Investor Services, Inc. (“Moody’s”). An AA- rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations arising from the Program is very strong. An Aa3 rating by Moody’s indicates that the Program is currently judged by Moody’s to be an obligation of high quality and is subject to very low credit risk. The credit rating is a statement of opinion and not a statement of fact and is subject to downward revisions, suspension or withdrawal at any time by the assigning rating agency. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked) and (2) is not a recommendation to buy, sell or hold securities.

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SELECT RISK CONSIDERATIONS

We urge you to read the section “Risk Factors” beginning on page S-5 of the prospectus supplement as the following highlights some, but not all, of the risk considerations relevant to investing in the Notes. In particular we urge you to read the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”; and

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”.

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the linked share and will depend on whether, and the extent to which, the reference asset return is positive or negative. Your investment will be fully exposed to any decline in the final price beyond the buffer percentage as compared to the initial price of the linked share if the knock-out barrier is never breached during the term of the Notes. You will lose up to the protection percentage of your initial investment if the linked share declines by more than the buffer percentage from the initial price to the final price.

•

Your Maximum Gain on the Notes Is Limited to the Maximum Return—If the final price is greater than 140% of the initial price or if the knock-out barrier is otherwise breached during the term of the Notes, for each $1,000 principal amount Note, you will receive at maturity the knock-out rebate instead of the positive return of the linked share because the knock-out barrier is breached. Thus your return on the Notes will never exceed 40%.

•

Physical Settlement May Expose Your Payment at Maturity to Market Risks—Because the payment at maturity will ordinarily be determined prior to the maturity date, if the Notes are settled with shares of the linked share at maturity, the effect to holders will be as if the Notes matured prior to the maturity date. Thus, the value of the linked share and any other equity securities and cash that you receive at maturity may, as a result of fluctuations in the value of these securities during the period between the final valuation date and the maturity date, be more or less than the amount you would have received had the Notes not been physically settled. Consequently, it is possible that the aggregate value of the securities and cash that you receive at maturity may be less than the amount you would have received had there not been physical settlement.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the linked shares would have.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the Payment at Maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the linked share on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the linked share;

•	the time to maturity of the Notes;

•	the dividend rate underlying the linked share;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•

Taxes—The federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

SELECTED PURCHASE CONSIDERATIONS

•

Market Disruption Events and Adjustments—The final valuation date, the maturity date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset”; and

•

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset—Antidilution Adjustments”.

•

Appreciation Potential—The Notes provide the opportunity to enhance returns, to the extent the knock-out barrier is not breached during the term of the Notes, by the positive reference asset return or by the knock-out rebate if the knock-out barrier was breached during the term of the Notes. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•	Limited Protection Against Loss—Payment at maturity of the principal amount of the Notes is protected against a decline in the reference asset return of up to the buffer percentage.

•

Physical Delivery Amount—If the reference asset declines by more than the buffer percentage as of the final valuation date, you may receive on the maturity date, at our election, instead of the full principal amount of your Notes, either (1) the Physical Delivery Amount representing the number of whole shares that, when multiplied by the final price, is equal to the cash amount described in (2) (plus any fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price), or (2) a cash amount equal to (a) the principal amount of your Notes plus (b) the principal amount multiplied by the sum of (i) the reference asset return and (ii) the buffer percentage. If you receive shares of the linked share in lieu of the principal amount of your Notes at maturity, the value of your investment will approximately equal the market value of the shares of the linked share you receive, which could be substantially less than the value of your original investment. If we elect to deliver shares on the maturity date instead of the cash amount, the number of shares will be determined by the Calculation Agent by dividing the cash amount that would otherwise be payable on the maturity date by the final price of the linked share (with appropriate rounding and any fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price). The Physical Delivery Amount, the initial price of the linked share and other amounts may change due to stock splits or other corporate actions. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

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The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid executory contract with respect to the linked share that is subject to tax as described herein. This characterization relies, in part, on our understanding that the Notes will be marketed primarily to persons treated as cash-basis taxpayers for U.S. federal income tax purposes. If your Notes are treated as a pre-paid executory contract with respect to the linked share, you should generally recognize capital gain or loss upon the sale or cash-settlement upon maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes.

If you receive the Physical Delivery Amount upon the maturity of your Notes, the tax consequences to you are not clear. We think it is reasonable to treat the receipt of shares as a taxable settlement of the Notes followed by a purchase of the shares, but it would also be possible to characterize the receipt of shares upon maturity of the Notes as a tax-free purchase of the shares pursuant to the original terms of the Notes. If the receipt of the Physical Delivery Amount is treated as a taxable purchase of shares, you should (i) recognize capital gain or loss in an amount equal to the difference between the fair market value of the shares you receive at such time plus the cash received in lieu of a fractional share, if any, and the amount you paid for your Notes, and (ii) take a basis in such shares in an amount equal to their fair market value at such time.

Because the term of your Notes is not expected to exceed one year unless a market disruption event occurs, any gain or loss you recognize upon the sale or maturity of your Notes would likely be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

It is also possible that the Internal Revenue Service could seek to characterize your Notes under current law in a manner that results in tax consequences that are different from those described above. The tax consequences to you are particularly uncertain if the closing price of the linked share is above the knock-out barrier on any day after the initial valuation date and prior to the final valuation date (a “Barrier Breach”). For example, if a Barrier Breach occurs, the Internal Revenue Service could assert that you should be treated as if you exchanged your executory contract with respect to the linked share for a zero-coupon debt instrument. If you are so treated, you may be required to recognize gain or loss at such time and you may further be required to treat the amount received that is attributable to the knock-out rebate as ordinary income upon the sale or maturity of your Notes. Because the term of your Notes is not expected to exceed one year unless a market disruption event occurs, if you are so treated, you would likely be deemed to receive a short-term debt instrument in exchange for your executory contract. Although in general, an individual or other cash-basis holder of a short-term debt instrument is not required to accrue original issue discount with respect to a short-term debt obligation, certain taxpayers, such as accrual-basis holders and cash-basis holders who so elect, are required to make current accruals with respect to short-term debt instruments. Please see the section titled “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Obligations” in the accompanying prospectus supplement for a further discussion of the tax consequences of holding a short-term debt instrument. Moreover, even if a deemed exchange is not deemed to occur following a Barrier Breach, you may still be required to recognize all or a portion of the amount of the knock-out rebate at the time of the Barrier Breach or over the remaining term of the Notes, and any amount attributable to the knock-out rebate may be treated as ordinary income. If you purchase the Notes after a Barrier Breach, the risk of a recharacterization of the Notes as a short-term debt instrument and a tax treatment different than that described above is heightened and you are strongly urged to consult your tax advisor. Finally, it is also possible that the Internal Revenue Service could assert that holders who receive the Physical Delivery Amount upon maturity of the Notes should be required to defer any gain or loss until a subsequent realization event (such as a sale or exchange) occurs with respect to shares received in respect of the Physical Delivery Amount.

Because of the possibility that the payment at maturity could be temporarily deferred upon the occurrence of a market disruption event, it is also possible that the Internal Revenue Service could assert that your Notes should be treated as long-term debt. Were the Internal Revenue Service to successfully assert that your Notes should be characterized as long-term

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debt, they would be treated as a contingent payment debt instrument. The rules governing the taxation of contingent payment debt instruments are discussed in the accompanying prospectus supplement under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments”.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus.

LINKED SHARE ISSUER AND LINKED SHARE INFORMATION

We urge you to read the following sections in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by a company issuing a linked share can be located by reference to the relevant linked share SEC file number specified below.

The summary information below regarding the companies issuing the linked shares comes from the issuers’ respective SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuers of the linked shares with the SEC. You are urged to refer to the SEC filings made by the relevant issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

General Electric Company

According to publicly available information, General Electric Company is one of the largest and most diversified technology, media, and financial services corporations in the world. With products and services ranging from aircraft engines, power generation, water processing, and security technology to medical imaging, business and consumer financing, media content and industrial products, General Electric Company serves customers in more than 100 countries and employs more than 300,000 people worldwide.

General Electric Company’s operating segments include Infrastructure, Commercial Finance, GE Money, Healthcare, NBC Universal and Industrial.

General Electric Company’s executive offices are located at 3135 Easton Turnpike, Fairfield, CT 06828-0001.

General Electric Company’s SEC file number is: 001-00035.

Historical Performance of the General Electric Company

The following graph sets forth the historical performance of the General Electric Company based on the daily closing share price from January 2, 2001 through May 12, 2009. The closing share price of the General Electric Company on May 12, 2009 was 13.68.

We obtained the daily closing prices per share below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical closing prices per share of General Electric Company should not be taken as an indication of future performance, and no assurance can be given as to the final price on the final valuation date. We cannot give you assurance that the performance of the General Electric Company will result in the return of any of your initial investment.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

JPMorgan Chase & Co.

According to publicly available information, JPMorgan Chase & Co. is a financial holding company incorporated under Delaware law in 1968. JPMorgan Chase & Co. is one of the largest banking institutions in the United States, with $2.2 trillion in assets, $166.9 billion in stockholders’ equity and operations worldwide.

JPMorgan Chase & Co.’s principal bank subsidiaries are JPMorgan Chase Bank, National Association, a national banking association with branches in 17 states, and Chase Bank USA, National Association, a national banking association that is JPMorgan Chase & Co.’s credit card-issuing bank. JPMorgan Chase & Co.’s principal non-bank subsidiary is J.P. Morgan Securities Inc., its U.S. investment banking firm. The bank and non-bank subsidiaries of JPMorgan Chase & Co. operate nationally as well as through overseas branches and subsidiaries, representative offices and subsidiary foreign banks.

JPMorgan Chase & Co.’s website is www.jpmorganchase.com.

JPMorgan Chase & Co.’s SEC file number is: 001-05805.

Historical Performance of the JPMorgan Chase & Co.

The following graph sets forth the historical performance of the JPMorgan Chase & Co. based on the daily closing share price from January 2, 2001 through May 12, 2009. The closing share price of the JPMorgan Chase & Co. on May 12, 2009 was 35.36.

We obtained the daily closing prices per share below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical closing prices per share of the JPMorgan Chase & Co. should not be taken as an indication of future performance, and no assurance can be given as to the final price on the final valuation date. We cannot give you assurance that the performance of the JPMorgan Chase & Co. will result in the return of any of your initial investment.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Dell Inc.

According to publicly available information, Dell Inc. is a leading technology company that offers a broad range of product categories, including desktop computer systems, storage, servers and networking products, mobility products, software and peripherals, and enhanced services. Dell Inc. designs, develops, manufactures, markets, sells, and supports a wide range of products that in many cases are customized to individual customer requirements. In addition, Dell Inc. offers a wide range of enhanced services.

Dell Inc. sells its products and services directly to customers through sales representatives, telephone-based sales, and online at www.dell.com. Dell Inc.’s customers include large corporate, government, healthcare, and education accounts, as well as small-to-medium businesses and individual customers.

Dell Inc. is a Delaware corporation and was founded in 1984. Dell Inc.’s corporate headquarters are located in Round Rock, Texas and it conducts operations worldwide through subsidiaries.

Dell Inc.’s SEC file number is 0-17017.

Historical Performance of the Dell Inc.

The following graph sets forth the historical performance of the Dell Inc. based on the daily closing share price from January 2, 2001 through May 12, 2009. The closing share price of the Dell Inc. on May 12, 2009 was 11.21.

We obtained the daily closing prices below per share from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical closing prices per share of the Dell Inc. should not be taken as an indication of future performance, and no assurance can be given as to the final price on the final valuation date. We cannot give you assurance that the performance of the Dell Inc. will result in the return of any of your initial investment.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Peabody Energy Corporation

According to publicly available information, Peabody Energy Corporation is the largest private-sector coal company in the world. At December 31, 2008, it sold 255.5 million tons of coal. During this period, Peabody Energy Corporation sold coal to over 329 electricity generating and industrial plants in 21 countries. Peabody Energy Corporation’s coal products fuel approximately 10% of all U.S. electricity generation and 2% of worldwide electricity generation. At December 31, 2008, Peabody Energy Corporation had 9.2 billion tons of proven and probable coal reserves. Peabody Energy Corporation owns majority interests in 30 coal mining operations located in the U.S and Australia. Additionally, Peabody Energy Corporation owns a minority interest in one Venezuelan operating mine through a joint venture arrangement. It shipped 200.4 million tons from its 20 U.S. mining operations and 23.9 million tons from its 11 Australia operations in 2008. Peabody Energy Corporation also shipped 85% of its U.S. mining operations’ coal sales volume from the western United States during the year ended December 31, 2008 and the remaining 15% from the eastern United States. Most of Peabody Energy Corporation production in the western United States is low-sulfur coal from the Powder River Basin.

Peabody Energy Corporation’s SEC file number is 001-16463.

Historical Performance of the Peabody Energy Corporation

The following graph sets forth the historical performance of the Peabody Energy Corporation based on the daily closing share price from May 22, 2001 through May 12, 2009. The closing share price of the Peabody Energy Corporation on May 12, 2009 was 31.87.

We obtained the daily closing prices per share below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical closing prices per share of the Peabody Energy Corporation should not be taken as an indication of future performance, and no assurance can be given as to the final price on the final valuation date. We cannot give you assurance that the performance of the Peabody Energy Corporation will result in the return of any of your initial investment.

FWP–9

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Table of Returns the on Notes at Maturity and Hypothetical Examples For each Note offering

The following tables below illustrate the hypothetical total return at maturity on a specified Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, which results from comparing the payment at maturity per $1,000 principal amount to $1,000. Each table for a specified Note has been prepared on the basis of the assumptions that are set forth below for each note.

All hypothetical total returns are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following tables and examples have been rounded for ease of analysis.

The initial prices and the final prices of the linked shares and the associated Reference Asset Returns have been chosen arbitrarily for the purpose of these examples and should not be taken as indicative of the future performance of each such linked share. Some amounts are rounded and actual returns may be different.

General Electric Company

Assumptions

•	Investor purchases $1,000 principal amount of Notes on the Issue Date at the Price to the Public indicated on the cover of this free writing prospectus and holds the Notes to maturity.

•	No market disruption events, reorganization events or events of default occur during the term of the Notes.

Initial Price: 13.68

Buffered Percentage: 20%

Knock-out Barrier: 19.15 (Initial Price x 140%)

Knock-out Rebate: 9.50%

FWP–10

Table of Returns on the Notes at Maturity

Final Price of the Linked Share	Reference Asset Return	Total Payment at Maturity		Total Return on Notes
		Closing Price Ever Above Knock-Out Barrier	Closing Price Always At or Below Knock-Out Barrier	Closing Price Ever Above Knock-Out Barrier	Closing Price Always At or Below Knock-Out Barrier
27.36	100.00%	$1,095.00	N/A	9.50%	N/A
25.99	90.00%	$1,095.00	N/A	9.50%	N/A
24.62	80.00%	$1,095.00	N/A	9.50%	N/A
23.26	70.00%	$1,095.00	N/A	9.50%	N/A
21.89	60.00%	$1,095.00	N/A	9.50%	N/A
20.52	50.00%	$1,095.00	N/A	9.50%	N/A
19.15	40.00%	$1,095.00	$1,400.00	9.50%	40.00%
18.47	35.00%	$1,095.00	$1,350.00	9.50%	35.00%
16.42	20.00%	$1,095.00	$1,200.00	9.50%	20.00%
15.05	10.00%	$1,095.00	$1,100.00	9.50%	10.00%
14.36	5.00%	$1,095.00	$1,050.00	9.50%	5.00%
13.68	0.00%	$1,095.00	$1,000.00	9.50%	0.00%
13.00	-5.00%	$1,095.00	$1,000.00	9.50%	0.00%
12.31	-10.00%	$1,095.00	$1,000.00	9.50%	0.00%
11.63	-15.00%	$1,095.00	$1,000.00	9.50%	0.00%
10.94	-20.00%	$1,095.00	$1,000.00	9.50%	0.00%
9.58	-30.00%	$1,095.00	$900.00	9.50%	-10.00%
8.21	-40.00%	$1,095.00	$800.00	9.50%	-20.00%
6.84	-50.00%	$1,095.00	$700.00	9.50%	-30.00%
5.47	-60.00%	$1,095.00	$600.00	9.50%	-40.00%
4.10	-70.00%	$1,095.00	$500.00	9.50%	-50.00%
2.74	-80.00%	$1,095.00	$400.00	9.50%	-60.00%
1.37	-90.00%	$1,095.00	$300.00	9.50%	-70.00%
0.00	-100.00%	$1,095.00	$200.00	9.50%	-80.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The closing price of the linked share never breached the knock-out barrier during the term of the Notes and the closing price of the linked share increases from an initial price of 13.68 to a final price of 16.42.

Because the knock-out barrier was never breached and the final price of 16.42 is greater than the initial price of 13.68, the investor receives a payment at maturity of $1,200 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x (20%)] = $1,200

The total return on the investment of the Notes is 20%.

FWP–11

Example 2: The closing price of the linked share never breached the knock-out barrier during the term of the Notes and the closing price of the linked share decreases from an initial price of 13.68 to a final price of 13.00.

Because the knock-out barrier was never breached and the final price of 13.00 is less than the initial price of 13.68, the Reference Asset Return of -5% is greater than -20% and the investor will receive a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 3: The closing price of the linked share never breached the knock-out barrier during the term of the Notes and the closing price of the linked share decreases from the initial price of 13.68 to a final price of 9.58.

Because the knock-out barrier was never breached and the final price of 9.58 is less than the initial price of 13.68 by more than the buffer percentage of 20%, the investor will receive a payment at maturity of $900.00 per $1,000 principal amount Note (or, at our election, you may receive a Physical Delivery Amount instead of cash), calculated as follows:

$1,000 + [$1,000 x (-30% + 20%)] = $900.00

Physical Delivery Amount = 900/9.58= 93 shares of the reference asset and $9.06 in cash for fractional shares

The total return on the investment of the Notes is -10%.

Example 4: The closing price of the linked share was above the knock-out barrier on one or more days during the term of the Notes and the price of the linked share increases from an initial price of 13.68 to a final price of 15.05.

Because the knock-out barrier was breached during the term of the note, the investor receives a total payment per $1,000 principal amount equal to (a) the principal amount plus (b) the knock-out rebate calculated as follows:

$1,000 + ($1,000 x 9.50%) = $1,095

Therefore, the payment at maturity is $1,095 per $1,000 principal amount Note, representing a 9.50% return on investment over the term of the Notes.

JPMorgan Chase & Co.

Assumptions

•	Investor purchases $1,000 principal amount of Notes on the Issue Date at the Price to the Public indicated on the cover of this free writing prospectus and holds the Notes to maturity.

•	No market disruption events, reorganization events or events of default occur during the term of the Notes.

Initial Price: 35.36

Buffered Percentage: 20%

Knock-out Barrier: 49.50 (Initial Price x 140%)

Knock-out Rebate: 7.50%

FWP–12

Table of Returns of the Notes at Maturity

Final Price of the Linked Share	Reference Asset Return	Total Payment at Maturity		Total Return on Notes
		Closing Price Ever Above Knock-Out Barrier	Closing Price Always At or Below Knock-Out Barrier	Closing Price Ever Above Knock-Out Barrier	Closing Price Always At or Below Knock-Out Barrier
70.72	100.00%	$1,075.00	N/A	7.50%	N/A
67.18	90.00%	$1,075.00	N/A	7.50%	N/A
63.65	80.00%	$1,075.00	N/A	7.50%	N/A
60.11	70.00%	$1,075.00	N/A	7.50%	N/A
56.58	60.00%	$1,075.00	N/A	7.50%	N/A
53.04	50.00%	$1,075.00	N/A	7.50%	N/A
49.50	40.00%	$1,075.00	$1,400.00	7.50%	40.00%
47.74	35.00%	$1,075.00	$1,350.00	7.50%	35.00%
42.43	20.00%	$1,075.00	$1,200.00	7.50%	20.00%
38.90	10.00%	$1,075.00	$1,100.00	7.50%	10.00%
37.13	5.00%	$1,075.00	$1,050.00	7.50%	5.00%
35.36	0.00%	$1,075.00	$1,000.00	7.50%	0.00%
33.59	-5.00%	$1,075.00	$1,000.00	7.50%	0.00%
31.82	-10.00%	$1,075.00	$1,000.00	7.50%	0.00%
30.06	-15.00%	$1,075.00	$1,000.00	7.50%	0.00%
28.29	-20.00%	$1,075.00	$1,000.00	7.50%	0.00%
24.75	-30.00%	$1,075.00	$900.00	7.50%	-10.00%
21.22	-40.00%	$1,075.00	$800.00	7.50%	-20.00%
17.68	-50.00%	$1,075.00	$700.00	7.50%	-30.00%
14.14	-60.00%	$1,075.00	$600.00	7.50%	-40.00%
10.61	-70.00%	$1,075.00	$500.00	7.50%	-50.00%
7.07	-80.00%	$1,075.00	$400.00	7.50%	-60.00%
3.54	-90.00%	$1,075.00	$300.00	7.50%	-70.00%
0.00	-100.00%	$1,075.00	$200.00	7.50%	-80.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The closing price of the linked share never breached the knock-out barrier during the term of the Notes and the closing price of the linked share increases from an initial price of 35.36 to a final price of 42.43.

Because the knock-out barrier was never breached and the final price of 42.43 is greater than the initial price of 35.36, the investor receives a payment at maturity of $1,200 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x (20%)] = $1,200

The total return on the investment of the Notes is 20%.

Example 2: The closing price of the linked share never breached the knock-out barrier during the term of the Notes and the closing price of the linked share decreases from an initial price of 35.36 to a final price of 33.59.

Because the knock-out barrier was never breached and the final price of 33.59 is less than the initial price of 35.36 the Reference Asset Return of -5% is greater than -20% and the investor will receive a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 3: The closing price of the linked share never breached the knock-out barrier during the term of the Notes and the closing price of the linked share decreases from the initial price of 35.36 to a final price of 24.75.

Because the knock-out barrier was never breached and the final price of 24.75 is less than the initial price of 35.36 by more than the buffer percentage of 20%, the investor will receive a payment at maturity of $900 per $1,000 principal amount Note (or, at our election, you may receive a Physical Delivery Amount instead of cash), calculated as follows:

$1,000 + [$1,000 x (-30% + 20%)] = $900

Physical Delivery Amount = 900/24.75=36 shares of the reference asset and $9.00 in cash for fractional shares

The total return on the investment of the Notes is -10%.

FWP–13

Example 4: The closing price of the linked share was above the knock-out barrier on one or more days during the term of the Notes and the price of the linked share increases from an initial price of 35.36 to a final price of 38.90.

Because the knock-out barrier was breached during the term of the note, the investor receives a total payment per $1,000 principal amount equal to (a) the principal amount plus (b) the knock-out rebate calculated as follows:

$1,000 + ($1,000 x 7.50%) = $1,075

Therefore, the payment at maturity is $1,075 per $1,000 principal amount Note, representing a 7.50% return on investment over the term of the Notes.

Dell Inc.

Assumptions

•	Investor purchases $1,000 principal amount of Notes on the Issue Date at the Price to the Public indicated on the cover of this free writing prospectus and holds the Notes to maturity.

•	No market disruption events, reorganization events or events of default occur during the term of the Notes.

Initial Price: 11.21

Buffered Percentage: 20%

Knock-out Barrier: 15.69 (Initial Price x 140%)

Knock-out Rebate: 7.00%

Table of Returns of the Notes at Maturity

Final Price of the Linked Share	Reference Asset Return	Total Payment at Maturity		Total Return on Notes
		Closing Price Ever Above Knock-Out Barrier	Closing Price Always At or Below Knock-Out Barrier	Closing Price Ever Above Knock-Out Barrier	Closing Price Always At or Below Knock-Out Barrier
22.42	100.00%	$1,070.00	N/A	7.00%	N/A
21.30	90.00%	$1,070.00	N/A	7.00%	N/A
20.18	80.00%	$1,070.00	N/A	7.00%	N/A
19.06	70.00%	$1,070.00	N/A	7.00%	N/A
17.94	60.00%	$1,070.00	N/A	7.00%	N/A
16.82	50.00%	$1,070.00	N/A	7.00%	N/A
15.69	40.00%	$1,070.00	$1,400.00	7.00%	40.00%
15.13	35.00%	$1,070.00	$1,350.00	7.00%	35.00%
13.45	20.00%	$1,070.00	$1,200.00	7.00%	20.00%
12.33	10.00%	$1,070.00	$1,100.00	7.00%	10.00%
11.77	5.00%	$1,070.00	$1,050.00	7.00%	5.00%
11.21	0.00%	$1,070.00	$1,000.00	7.00%	0.00%
10.65	-5.00%	$1,070.00	$1,000.00	7.00%	0.00%
10.09	-10.00%	$1,070.00	$1,000.00	7.00%	0.00%
9.53	-15.00%	$1,070.00	$1,000.00	7.00%	0.00%
8.97	-20.00%	$1,070.00	$1,000.00	7.00%	0.00%
7.85	-30.00%	$1,070.00	$900.00	7.00%	-10.00%
6.73	-40.00%	$1,070.00	$800.00	7.00%	-20.00%
5.61	-50.00%	$1,070.00	$700.00	7.00%	-30.00%
4.48	-60.00%	$1,070.00	$600.00	7.00%	-40.00%
3.36	-70.00%	$1,070.00	$500.00	7.00%	-50.00%
2.24	-80.00%	$1,070.00	$400.00	7.00%	-60.00%
1.12	-90.00%	$1,070.00	$300.00	7.00%	-70.00%
0.00	-100.00%	$1,070.00	$200.00	7.00%	-80.00%

FWP–14

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The closing price of the linked share never breached the knock-out barrier during the term of the Notes and the closing price of the linked share increases from an initial price of 11.21 to a final price of 13.45.

Because the knock-out barrier was never breached and the final price of 13.45 is greater than the initial price of 11.21, the investor receives a payment at maturity of $1,200 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x (20%)] = $1,200

The total return on the investment of the Notes is 20%.

Example 2: The closing price of the linked share never breached the knock-out barrier during the term of the Notes and the closing price of the linked share decreases from an initial price of 11.21 to a final price of 10.65.

Because the knock-out barrier was never breached and the final price of 10.65 is less than the initial price of 11.21, the Reference Asset Return of -5% is greater than -20% and the investor will receive a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 3: The closing price of the linked share never breached the knock-out barrier during the term of the Notes and the closing price of the linked share decreases from the initial price of 11.21 to a final price of 7.85.

Because the knock-out barrier was never breached and the final price of 7.85 is less than the initial price of 11.21 by more than the buffer percentage of 20%, the investor will receive a payment at maturity of $900 per $1,000 principal amount Note (or, at our election, you may receive a Physical Delivery Amount instead of cash), calculated as follows:

$1,000 + [$1,000 x (-30% + 20%)] = $900

Physical Delivery Amount = 900/7.85=114 shares of the reference asset and $5.10 in cash for fractional shares

The total return on the investment of the Notes is -10%.

Example 4: The closing price of the linked share was above the knock-out barrier on one or more days during the term of the Notes and the price of the linked share increases from an initial price of 11.21 to a final price of 12.33.

Because the knock-out barrier was breached during the term of the note, the investor receives a total payment per $1,000 principal amount equal to (a) the principal amount plus (b) the knock-out rebate calculated as follows:

$1,000 + ($1,000 x 7.00%) = $1,070

Therefore, the payment at maturity is $1,070 per $1,000 principal amount Note, representing a 7.00% return on investment over the term of the Notes.

FWP–15

Peabody Energy Corporation

Assumptions

•	Investor purchases $1,000 principal amount of Notes on the Issue Date at the Price to the Public indicated on the cover of this free writing prospectus and holds the Notes to maturity.

•	No market disruption events, reorganization events or events of default occur during the term of the Notes.

Initial Price: 31.87

Buffered Percentage: 20%

Knock-out Barrier: 44.62 (Initial Price x 140%)

Knock-out Rebate: 14.00%

Table of Returns of the Notes at Maturity

Final Price of the Linked Share	Reference Asset Return	Total Payment at Maturity		Total Return on Notes
		Closing Price Ever Above Knock-Out Barrier	Closing Price Always At or Below Knock-Out Barrier	Closing Price Ever Above Knock-Out Barrier	Closing Price Always At or Below Knock-Out Barrier
63.74	100.00%	$1,140.00	N/A	14.00%	N/A
60.55	90.00%	$1,140.00	N/A	14.00%	N/A
57.37	80.00%	$1,140.00	N/A	14.00%	N/A
54.18	70.00%	$1,140.00	N/A	14.00%	N/A
50.99	60.00%	$1,140.00	N/A	14.00%	N/A
47.81	50.00%	$1,140.00	N/A	14.00%	N/A
44.62	40.00%	$1,140.00	$1,400.00	14.00%	40.00%
43.02	35.00%	$1,140.00	$1,350.00	14.00%	35.00%
38.24	20.00%	$1,140.00	$1,200.00	14.00%	20.00%
35.06	10.00%	$1,140.00	$1,100.00	14.00%	10.00%
33.46	5.00%	$1,140.00	$1,050.00	14.00%	5.00%
31.87	0.00%	$1,140.00	$1,000.00	14.00%	0.00%
30.28	-5.00%	$1,140.00	$1,000.00	14.00%	0.00%
28.68	-10.00%	$1,140.00	$1,000.00	14.00%	0.00%
27.09	-15.00%	$1,140.00	$1,000.00	14.00%	0.00%
25.50	-20.00%	$1,140.00	$1,000.00	14.00%	0.00%
22.31	-30.00%	$1,140.00	$900.00	14.00%	-10.00%
19.12	-40.00%	$1,140.00	$800.00	14.00%	-20.00%
15.94	-50.00%	$1,140.00	$700.00	14.00%	-30.00%
12.75	-60.00%	$1,140.00	$600.00	14.00%	-40.00%
9.56	-70.00%	$1,140.00	$500.00	14.00%	-50.00%
6.37	-80.00%	$1,140.00	$400.00	14.00%	-60.00%
3.19	-90.00%	$1,140.00	$300.00	14.00%	-70.00%
0.00	-100.00%	$1,140.00	$200.00	14.00%	-80.00%

FWP–16

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The closing price of the linked share never breached the knock-out barrier during the term of the Notes and the closing price of the linked share increases from an initial price of 31.87 to a final price of 38.24.

Because the knock-out barrier was never breached and the final price of 38.24 is greater than the initial price of 31.87, the investor receives a payment at maturity of $1,200 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x (20%)] = $1,200

The total return on the investment of the Notes is 20%.

Example 2: The closing price of the linked share never breached the knock-out barrier during the term of the Notes and the closing price of the linked share decreases from an initial price of 31.87 to a final price of 30.28.

Because the knock-out barrier was never breached and the final price of 30.28 is less than the initial price of 31.87, the Reference Asset Return of -5% is greater than -20% and the investor will receive a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 3: The closing price of the linked share never breached the knock-out barrier during the term of the Notes and the closing price of the linked share decreases from the initial price of 31.87 to a final price of 22.31.

Because the knock-out barrier was never breached and the final price of 22.31 is less than the initial price of 31.87 by more than the buffer percentage of 20%, the investor will receive a payment at maturity of $900 per $1,000 principal amount Note (or, at our election, you may receive a Physical Delivery Amount instead of cash), calculated as follows:

$1,000 + [$1,000 x (-30% + 20%)] = $900

Physical Delivery Amount = 900/22.31=40 shares of the reference asset and $7.60 in cash for fractional shares

The total return on the investment of the Notes is -10%.

Example 4: The closing price of the linked share was above the knock-out barrier on one or more days during the term of the Notes and the price of the linked share increases from an initial price of 31.87 to a final price of 35.06.

Because the knock-out barrier was breached during the term of the note, the investor receives a total payment per $1,000 principal amount equal to (a) the principal amount plus (b) the knock-out rebate calculated as follows:

$1,000 + ($1,000 x 14.00%) = $1,140

Therefore, the payment at maturity is $1,140 per $1,000 principal amount Note, representing a 14.00% return on investment over the term of the Notes.

FWP–17